Exhibit 99.1

PRIVATE MEDIA GROUP RECEIVES NASDAQ LETTER REGARDING NON-COMPLIANCE WITH NASDAQ LISTING RULE

BARCELONA, Spain, April 22, 2010 /PR Newswire/ — Private Media Group, Inc.(NASDAQ: PRVT) a worldwide leader in premium-quality adult entertainment products today announced that on April 16, 2010, the Company received a letter from The NASDAQ Stock Market stating that because the Company failed to file its Form 10-K for the period ended December 31, 2009, on or before its due date, April 15, 2010, it is not in compliance with NASDAQ Marketplace Rule 5250(c)(1) (the “Rule”), which requires that a listed company timely file periodic financial reports with the U.S. Securities and Exchange Commission as condition to the continued listing of its securities. The NASDAQ letter has no immediate effect on the listing of the Company’s Common Stock.

Under the NASDAQ Listing Rules the Company has until June 15, 2010, to submit a Plan to regain compliance with the Rule. If the Plan is accepted by NASDAQ, it has the authority to grant an exception to the Rule for up to 180 calendar days from the filing’s due date, October 12, 2010, to regain compliance with the Rule by filing any past due periodic SEC filings. In determining whether to accept the Plan, NASDAQ will consider such things as the likelihood that the Form 10-K, along with any subsequent periodic filing that becomes due, can be made within the 180 day period, the Company’s past compliance history, the reasons for the late filing of the Form 10-K, other corporate events that may occur within our review period, the Company’s overall financial condition and its public disclosures.

The Company is finalizing the Form 10-K and intends to complete its filing within the next 10 days, and in any event prior to the expiration of the 60 period in which to submit a Plan.

About Private Media Group

Founded in 1965, NASDAQ listed Private Media Group is a brand-driven world leader in adult entertainment, operating a global content distribution network with a wide range of platforms including mobile telephone handsets via 104 network operators in 45 countries, digital TV via 38 platforms in 24 countries, broadband Internet, television broadcasting, DVDs and magazines. Private Media Group owns the worldwide rights to its extensive archive of high-quality content, and also licenses its Private and “Silver Girls” trademarks internationally for a select range of luxury consumer products. Private is the world’s preferred content provider of adult entertainment to consumers anywhere, at any time and across all distribution platforms and devices.

Corporate site: prvt.com, consumer site: private.com

Disclaimer

This release contains, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the Company’s current judgments of those issues. However, because those statements are forward-looking and apply to future events, they are subject to such risks and uncertainties, which could lead to results materially different than anticipated by the Company.

For further information please contact:

Johan Gillborg

Chief Financial Officer

Private Media Group, Inc.

Tel +34 93 620 80 90

johan.gillborg@private.com

SOURCE: Private Media Group